Exhibit (a)(1)(C)

SERVICESOURCE INTERNATIONAL, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON JANUARY 22, 2013 UNLESS THE OFFER IS EXTENDED

Before signing this election form, please make sure you have received, read and understand the documents that comprise this offer to exchange certain outstanding options for new options (the "Offer"), including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the "Offer to Exchange"); (2) the email from Michael Smerklo, our Chairman and Chief Executive Officer, and the email from Khue Nguyen, both dated December 21, 2012; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. The Offer is subject to the terms of these documents as they may be amended. The Offer provides Eligible Employees (as defined in the Offer to Exchange) the opportunity to exchange Eligible Options (as defined in the Offer to Exchange) for New Options (as defined in the Offer to Exchange) as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on January 22, 2013, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms and conditions outlined in the Offer documents, if you participate in the Offer, you will receive a reduced number of New Options in exchange for your Eligible Options determined by dividing (a) the number of Exchanged Options (as defined in the Offer to Exchange) by (b) the applicable exchange ratio for the Eligible Option Grant (as defined in the Offer to Exchange), as described in Section 2 of the Offer to Exchange. If you participate in this Offer, you may exchange outstanding options (regardless of whether the options are vested or unvested) that were granted to you by ServiceSource under one of our Plans (as defined in the Offer to Exchange) with an exercise price of greater than US$5.75 per share, that remain outstanding and unexercised as of the expiration of the Offer (currently expected to be January 22, 2013), and that are not In-The-Money Options (as defined in the Offer to Exchange). Each New Option will vest according to the same vesting schedule that applied to Eligible Option it replaces, subject to your continuing to be employed by ServiceSource or one of its subsidiaries (the "ServiceSource Group") through the relevant vesting dates (see Section 9 of the Offer to Exchange for further details). In addition, New Options will not be exercisable before the 1-year anniversary of the date the options are granted. Consequently, if your employment with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire. You will lose your rights to all Exchanged Options that are canceled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

To participate in the Offer, you must complete and submit your election via the Stock & Option Solutions, Inc. ("SOS") website at https://servicesource.equitybenefits.com by 9:00 p.m., Pacific Time, on January 22, 2013, unless the Offer is extended. Alternatively, you may sign, date and deliver the properly completed election form to Khue Nguyen by email at knguyen@servicesource.com or by facsimile at (415) 962-3246 by 9:00 p.m., Pacific Time, on January 22, 2013, unless we extend the Offer. Only elections that are complete and actually received by ServiceSource by the deadline will be accepted. Elections may be submitted only via the SOS website or via Khue Nguyen by email or fax, as described above. Elections submitted by any other means, including hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You may change your mind after you have submitted an election and withdraw some or all of your Eligible Option Grants from the Offer at any time by 9:00 p.m., Pacific Time, on the Expiration Date (as defined in the Offer to Exchange). You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants, or none of your Eligible Option Grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive by 9:00 p.m., Pacific Time, on the Expiration Date.

If you choose to participate in the Offer, please select the appropriate box below (if you are participating by submitting a paper election) or select the appropriate box next to each of your Eligible Options listed in the SOS website (if you are participating by making an election through the SOS website). Each time you make an election on the SOS website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Options. To help you recall your outstanding Eligible Options, please refer to the grant information available via the SOS website that lists your Eligible Option Grants, the grant date of your Eligible Options, the current exercise price per share of your Eligible Options, and the number of outstanding shares subject to your Eligible Options. To review the vesting schedule of each of your Eligible Options listed on the SOS website, please refer to your E*TRADE account at http://www.etrade.com/stockplans. You may elect to exchange Eligible Option Grants pursuant to the Offer whether the Eligible Option Grants are fully vested, partially vested or entirely unvested. If you are unable to access your option grant information via the SOS website or your E*TRADE account, you may contact Khue Nguyen by email at knguyen@servicesource.com or at (415) 901-7709 for assistance.

 Yes, I wish to participate in the Offer as to ALL of my Eligible Option Grants.

All of my Eligible Options will be canceled irrevocably on the Cancelation Date (as defined in the Offer to Exchange), currently expected to be January 22, 2013.

OR

 Yes, I wish to participate in the Offer as to some of my Eligible Option Grants listed below: (please list each Eligible Option Grant you wish to exchange in the Offer)
Original Option Number	Original Option Grant Date	Original Shares Granted	Original Option Exercise Price

My Eligible Option Grants that are specifically listed above will be canceled irrevocably on the Cancelation Date, currently expected to be January 22, 2013.

I understand that this election form will replace any election and any withdrawal I previously submitted.

SUBMIT NO LATER THAN 9:00 P.M., PACIFIC TIME, ON JANUARY 22, 2013 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

  I agree that my decision to accept or reject the Offer with respect to all or some of my Eligible Option Grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

  I understand that I may change my election at any time by completing and submitting a new election and/or withdrawal no later than 9:00 p.m., Pacific Time, on January 22, 2013 (unless the Offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect.

  If I cease employment with the ServiceSource Group before the Offer expires or am no longer working in an Eligible Country (as defined in the Offer to Exchange), I understand that I will cease to be an Eligible Employee under the terms of the Offer and any election that I have made to exchange my Eligible Options prior to my ceasing employment with the ServiceSource Group will be ineffective. As a result, my Eligible Options will not be exchanged under the Offer and I will not receive New Options.

  I agree that decisions with respect to future grants under any ServiceSource equity compensation plan will be at the sole discretion of ServiceSource.

  I agree that: (i) the Offer is discretionary in nature and may be suspended or terminated by ServiceSource, in accordance with the terms set forth in the Offer documents, at any time prior to the expiration of the Offer; (ii) ServiceSource may, at its discretion, refuse to accept my election to participate; and (iii) the Offer is a one-time Offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

  I agree that: (i) the value of any New Options and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment contract, if any; and (ii) the Offer value of any New Options granted pursuant to the Offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

  Neither my participation in the Offer nor this election shall be construed so as to grant me any right to remain in the employ of the ServiceSource Group and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause.

  For the exclusive purpose of implementing, administering and managing my participation in the Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and ServiceSource and its subsidiaries and affiliates, SOS and any other party assisting ServiceSource with the Offer ("Data Recipients"). I understand that the Data Recipients hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in ServiceSource, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor ("Data"), for the purpose of implementing, administering and managing the Offer. I understand that Data may be transferred to any Data Recipients assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient's country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting Khue Nguyen. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that I may, at any time, view

  Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand that I am providing this consent on a voluntary basis and that if I later seek to revoke or withdraw this consent, my status as an employee of the ServiceSource Group will not be adversely affected; the only adverse affect would be that I may not be able to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact Khue Nguyen at knguyen@servicesource.com.

  Regardless of any action that ServiceSource or a subsidiary or affiliate of ServiceSource takes with respect to any or all income tax, social insurance, employee or employer national insurance contributions, payroll tax, payment on account or other tax-related withholding related to the Offer ("Applicable Withholdings"), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize ServiceSource and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales, either through a voluntary sale or through a mandatory sale arranged by ServiceSource (on my behalf pursuant to this authorization) or other cash payments paid to me by ServiceSource and/or its subsidiaries. Finally, I agree to pay to ServiceSource or its subsidiary any amount of Applicable Withholdings that ServiceSource or its subsidiary may be required to withhold as a result of my participation in the Offer if ServiceSource does not satisfy the Applicable Withholding through other means.

  I acknowledge that I may be accepting the Offer and the terms and conditions of this election in English and I agree to be bound accordingly.

  I acknowledge and agree that neither ServiceSource nor a subsidiary or affiliate of ServiceSource, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to exchange my Eligible Options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offer documents.

  I agree that participation in the Offer is governed by the terms and conditions set forth in the Offer documents and this election form. I acknowledge that I have received the Offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the Offer. I agree that any and all decisions or interpretations of ServiceSource upon any questions relating to the Offer and this election will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

  I further understand that if I submit my election by facsimile, ServiceSource intends to send me a confirmation of my election via email at my ServiceSource email address, if any, or if none, at my personal email address as I have provided to ServiceSource below, within two U.S. business days after the submission of my election. I understand that if I submit my election via the SOS website, the Confirmation Statement provided on the SOS website at the time I submit my election will provide evidence that I submitted my election and that I should print and keep a copy of such Confirmation Statement for my records. If I have not received a Confirmation Statement, I understand that it is my responsibility to ensure that my election has been received no later than 9:00 p.m., Pacific Time, on January 22, 2013. I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by ServiceSource by the deadline will be accepted.

(Required)

 I acknowledge and agree with the terms and conditions stated above.

(Signature page follows.)

__________________________________ Employee Signature	__________________________________ Date and Time (indicate time zone)

__________________________________
Employee Name (Please print)

__________________________________
Employee Email Address

If submitting via email or facsimile, deliver to:
 Khue Nguyen
Email: knguyen@servicesource.com
Fax: (415) 962-3246

Exhibit (a)(1)(C)

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of the Election.

If you choose to participate in the Offer, you must do one of the following by the Expiration Date, currently expected to be 9:00 p.m., Pacific Time, on January 22, 2013:

Elections via SOS Website

a. To submit an election via the SOS website, click on the link to the SOS website in the email you received from Khue Nguyen on December 21, 2012 or go to the SOS website at https://servicesource.equitybenefits.com.

b. Log into the SOS website using the login instructions provided to you in the email you received from Khue Nguyen.

c. After logging into the SOS website, click on the "MAKE/CHANGE MY ELECTION" link. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

  the grant date of the Eligible Option;

  the current exercise price per share of the Eligible Option; and

  the total number of outstanding shares subject to the Eligible Option.

d. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this Offer. Each time you make an election on the SOS website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Option Grants. Select the "CONTINUE" button to proceed to the next page.

e. After completing the election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, continue the election process as instructed through the SOS website. Select the "I AGREE" button to agree to the Agreement to Terms of Election and to submit your election.

f. You will be directed to the election confirmation page. Please print and keep a copy of the election confirmation page for your records.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the SOS website.

If you want to use the SOS website but are unable to submit your election via the SOS website as a result of technical failures of the SOS website, such as the SOS website being unavailable or the SOS website not accepting your election, or if you do not have access to the SOS website for any reason, you may submit your election by email or facsimile by following the instructions provided below. To obtain a paper election form, please contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

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Elections via Fax or Email

Alternatively, you may submit your election form via fax or email by doing the following:

a. Properly complete, sign and date the election form that you received in the email from Khue Nguyen, dated December 21, 2012.

b. Submit the properly completed election form to Khue Nguyen by email at knguyen@servicesource.com or by fax to (415) 962-3246. We must receive your properly completed and submitted election form by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 22, 2013.

Your delivery of all documents regarding the Offer, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us. If you submit your election or withdrawal via the SOS website, you should print and keep a copy of the Confirmation Statement on the SOS website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two (2) U.S. business days of receiving your election or withdrawal. If you have not received a Confirmation Statement, it is your responsibility to confirm that we have received your election and/or any withdrawal. Only responses that are properly completed and actually received by ServiceSource by the deadline by the SOS website at https://servicesource.equitybenefits.com or by Khue Nguyen by email at knguyen@servicesource.com or by facsimile at (415) 962-3246 will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. Note that if you submit any election and/or withdrawal via email or facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent ServiceSource from providing you with an email confirmation prior to the expiration of the Offer.

Our receipt of your election is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged, that are not In-The-Money Options, that are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of Eligible Options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be canceled on the Cancelation Date, which we presently expect will be January 22, 2013.

ServiceSource will not accept any alternative, conditional or contingent tenders. Although it is our intent to provide you with confirmation of receipt of this election, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your Eligible Options have been canceled. Your Eligible Options that are accepted for exchange will be canceled after the Offer expires on the same calendar day as the Expiration Date, which cancelation is scheduled to be January 22, 2013.

2. Withdrawal and Additional Tenders.

Tenders of Eligible Options made through the Offer may be withdrawn at any time on or before 9:00 p.m., Pacific Time, on January 22, 2013. If ServiceSource extends the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, although ServiceSource currently intends to accept your validly tendered Eligible Options (except Eligible Options that are In-The-Money Options) promptly after the expiration of the Offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on February 20, 2013, you may withdraw your tendered Eligible Options at any time thereafter.

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To withdraw some or all of the Eligible Options that you previously elected to exchange, you must follow the instructions set forth in, and complete and submit, the Withdrawal Form included as one of the documents that comprise this Offer. Please see the ServiceSource International, Inc. Offer to Exchange Certain Outstanding Options for New Options-Withdrawal Form to withdraw any of the options you previously elected to exchange.

Please note that your withdrawal must be submitted before the Offer expires in accordance with the procedures described in the instructions contained in the Withdrawal Form. You may not rescind any withdrawal and any Eligible Options withdrawn will not be deemed properly tendered for purposes of the Offer unless you properly re-elect to exchange those Eligible Options before 9:00 p.m., Pacific Time, on the Expiration Date.

To re-elect to exchange some or all of your withdrawn Eligible Options or to elect to exchange more or less Eligible Option Grants, you must submit a new election via the offer website or by sending an email or facsimile to Khue Nguyen as follows:

Offer website: https://servicesource.equitybenefits.com

Khue Nguyen
Email: knguyen@servicesource.com
Fax: (415) 962-3246

Your new election must be submitted in accordance with the procedures described in the instructions herein. Any prior election will be disregarded; therefore, your new election must indicate all Eligible Option Grants you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the Eligible Option Grants you want to exchange and must be signed and clearly dated after the date of any election and any withdrawal you previously submitted. Upon the receipt of such a new, properly completed, signed and dated election, any previously submitted election and/or withdrawal will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive before 9:00 p.m., Pacific Time, on the Expiration Date.

The delivery of all documents, including withdrawal forms, is at your own risk. Only responses that are properly completed, signed (electronically or otherwise), dated and actually received by ServiceSource by the deadline via the SOS website at https://servicesource.equitybenefits.com or via Khue Nguyen by email at knguyen@servicesource.com or by facsimile at (415) 962-3246 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the SOS website, you should print and keep a copy of the Confirmation Statement on the SOS website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two (2) U.S. business days of receiving your election or withdrawal. If you have not received a Confirmation Statement, it is your responsibility to confirm that we have received your withdrawal. You should contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709. Note that if you submit any election and/or withdrawal via email or facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent ServiceSource from providing you with an email confirmation prior to the expiration of the Offer.

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3. Tenders.

If you intend to tender Eligible Options through the Offer, you must tender all of your shares subject to each Eligible Option Grant, except to the limited extent specifically described in the following paragraph.

You may pick and choose which of your Eligible Option Grants you wish to exchange. If you have exercised a portion of an Eligible Option Grant, your election will apply to the portion that remains outstanding and unexercised. If you have an Eligible Option Grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this Offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of option grants, so you may not accept this Offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the Offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

4. Signatures on this Election.

If the election is being submitted via email or facsimile, it must be signed by the holder of the Eligible Options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If this election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to ServiceSource of the authority of that person to act in that capacity must be submitted with this election via email or facsimile.

Elections submitted via the SOS website:

Logging into the SOS website and completing and submitting your election via the SOS website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

5. Other Information on this Election.

If you are submitting your election via email or facsimile, in addition to completing and signing the election form, you must print your name and indicate the date and time at which you signed. You also must include a current email address.

6. Requests for Assistance or Additional Copies.

Any questions or requests for additional copies of the Offer to Exchange or this Election Form should be directed to Khue Nguyen by email at knguyen@servicesource.com or at (415) 901-7709. Copies will be furnished promptly at ServiceSource's expense.

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7. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options (except Eligible Options that are In-The-Money Options) that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election must be received no later than 9:00 p.m., Pacific Time, on January 22, 2013, via the offer website or via Khue Nguyen by email or fax as follows:

Offer website: https://servicesource.equitybenefits.com

Khue Nguyen
Email: knguyen@servicesource.com
Fax: (415) 962-3246

8. Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the email from Michael Smerklo, our Chairman and Chief Executive Officer, and the email from Khue Nguyen, both dated December 21, 2012, this election form, together with its instructions and the withdrawal form, together with its instructions, before deciding whether or not to participate in the Offer.

9. Important Tax Information.

Please refer to Section 14 and Schedules C and D of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.